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                                                                     EXHIBIT 4.3

                                       2000








                              SCOTTISH POWER plc





                                  DAVID NISH







                      ===================================

                              CONTRACT OF SERVICE
                                      as
                               FINANCE DIRECTOR

                      ===================================








                   [LOGO OF FRESHFIELDS BRUCKHAUS DERINGER]
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CONTRACT OF SERVICE entered into                    2000

BETWEEN

(1) SCOTTISH POWER plc, incorporated under the Companies Act 1985 with number SC193794 and having its Registered Office at 1 Atlantic Quay, Glasgow G2 8SP (the Company);

(2)    DAVID NISH of Kinnoul, Lochwinnoch Road, Kilmacolm PA13 4DZ (the Officer)

WHEREBY IT IS AGREED as follows:

1.     Definition and interpretation

(a) In this Contract, unless the context otherwise requires, words importing the singular only shall include the plural and vice versa, words importing natural persons shall include corporations and the following expressions shall have the following meanings:

(i)    the Board shall mean the Board of Directors of the Company;

(ii) the Employment shall mean the employment of the Officer under this Contract;

(iii) the Group shall mean the Company and all of its Subsidiaries and Subsidiary Undertakings;

(iv) Scottish Power UK shall mean Scottish Power UK plc, incorporated under the Companies Act 1985 with number SC 117120 and having its Registered Office at 1 Atlantic Quay, Glasgow G2 8SP;

(v) Subsidiary shall mean a company which is a subsidiary (as that term is defined by Section 736 of the Companies Act 1985 as amended from time to time) of the Company;

(vi) Subsidiary Undertaking shall mean any undertaking which is a subsidiary undertaking (as that term is defined by Section 258 of the Companies Act 1985 as amended by Section 21 of the Companies Act 1989 and as amended from time to time hereafter) of the Company; and

(vii) undertaking shall mean any undertaking (as that term is defined in Section 259(1) of the Companies Act 1985 as amended by Section 22 of the Companies Act 1989 and as amended from time to time hereafter).

(b) The index and headings do not form part of this Contract and are for reference only.

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2.   The employment

(a) Subject to the provisions of this Contract, the Company employs and appoints the Officer and the Officer accepts employment and appointment as Finance Director. Subject to the provisions of Clause 4 of this Contract, the Officer shall be based, and his duties shall primarily be carried out, in Scotland.

(b) The Officer may be required to act as a director (either executive or non-executive) of any Subsidiary or Subsidiary Undertaking as the Board may from time to time reasonably require and intimate to the Officer in writing in addition to the appointment specified in Clause 2(a) under reservation to the Company of the right at any time and from time to time on giving notice in writing to the Officer to cancel such engagement in respect of such one or more of such other companies as shall be specified in such notice and from such date as may be stated therein, which notice shall take effect always subject to all commitments and obligations in respect of such engagements.

3.   Duration of the employment

(a) The Employment shall commence on and with effect from 13 December 1999 and shall continue thereafter unless and until terminated by either party giving to the other written notice of not less than 12 months. For the avoidance of doubt and notwithstanding the foregoing provisions of this Clause it is expressly agreed between the parties hereto that the Employment shall terminate without notice on the retirement date specified in Clause 9(b) below unless otherwise agreed with the Board.

(b) The Officer's period of continuous employment for the purposes of the Employment Rights Act 1996 commenced on 15 September 1997.

(c) The Company shall be entitled at its sole discretion to make a payment to the Officer in lieu of notice. The Company shall be entitled to make such deductions from such payment as is required or permitted by law in respect of income tax and national insurance contributions.

4.   Duties of the officer

During the Employment the Officer shall:

(a) undertake and carry out to the best of his ability such duties and exercise such powers in relation to the Group's respective businesses as may from time to time be assigned to or vested in him by the Board;

(b) in the discharge of such duties and in the exercise of such powers observe, obey and comply with all lawful resolutions, regulations and directions from time to time made or given by or under the authority of the Board and promptly, whenever required so to do, give a full account to the Board or a person duly authorised by the Board of all matters with which he is entrusted;

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(c)  (unless prevented by ill-health, accident, holidays or other unavoidable cause) devote the whole of his time, attention and skill to the discharge of his duties hereunder;

(d) whenever so required for the proper fulfilment of his duties, work without additional remuneration in excess of the normal hours of work of the Company which are 37 hours per week;

(e) carry out his duties in a proper and efficient manner, faithfully and diligently serve the Company and at all times use his best endeavours to promote the interests of the Group;

(f) visit any premises of the Group wheresoever situated and travel within the United Kingdom and abroad as may reasonably be required for the proper fulfilment of his duties; and

(g) in pursuance of his duties hereunder perform such services for and accept such office in any Subsidiary or Subsidiary Undertaking as the Board may from time to time reasonably require in accordance with Clause 2(b) hereof.

5.   Remuneration

(a) The Company shall pay to the Officer as remuneration for his services during the Employment a salary at such rate, being not less than (Pounds)250,000 per annum, as may from time to time be determined by the Board with effect from 1 October 2000. The said salary (which shall be exclusive of any bonus due in terms of the incentive bonus schemes hereinafter referred to) shall accrue from day to day and be payable by equal monthly instalments in arrears. The said salary shall be inclusive of all Directors' fees (if any) to which the Officer may be entitled as a director of the Company and all remuneration which may become payable to the Officer by or in respect of services rendered by him to any Subsidiary or Subsidiary Undertaking.

(b) The rate of such salary shall be reviewed annually with effect from 1 April 2001 and annually thereafter or upon such other date as may be agreed between the parties during the continuance of the Employment. The revised rate of salary shall be fixed by the Board but shall not be less than the rate of salary applying immediately prior to the date of review.

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6.   Expenses

The Company shall reimburse to the Officer (against receipts or other appropriate evidence) the amount of all out-of-pocket expenses reasonably and properly incurred by him on its behalf in connection with the discharge of his duties under this Contract (including, without prejudice to the generality, the cost of subscriptions to any professional bodies to which, for the purpose of the Employment, the Officer is obliged, or which the Board considers it is desirable for him, to belong in order to maintain his professional qualifications).

7.   Bonus schemes

The Company has established incentive bonus schemes and, subject to the rules of such schemes, the Officer shall be eligible to participate in those schemes. The Company reserves the right to amend the terms of or to terminate such schemes and to alter the level of the Officer's participation therein without reference to or agreement from him.

8.   Motor car

The Company shall provide or procure the provision to the Officer during the Employment and for the purposes thereof with a motor car deemed by the Company to be appropriate to the status of the Employment and shall be responsible for payment of the whole expenses of maintaining and running such motor car including insurance, petrol and maintenance. The Officer shall be entitled to make reasonable use of the said motor car for private purposes but shall not take, or allow to be taken, the said motor car outside the United Kingdom without the prior written consent of the Company.

9.   Pension scheme

(a) The Officer may join any appropriate pension scheme established by the Company and Scottish Power UK (the Scheme) subject to and in accordance with the rules of the Scheme for the time being and from time to time in force.

(b) Without prejudice to any provisions of the Scheme the Officer's retirement date under this Contract shall be 4 May 2023 (at age 63).

(c)  If either:

(i) the Officer does not join the Scheme as soon as reasonably practicable and, in any event, within three months of the date of commencement of this Contract, or such longer period as the Scheme may permit;

or

(ii) within three months of the date of commencement of this Contract the Officer takes out a personal pension scheme approved under Section 631 of the Income and Corporation Taxes Act 1988,

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or

(iii) once having joined the Scheme the Officer ceases to be a member thereof while remaining in the Employment at any age under the normal retirement date referred to in Clause 9(b).

then the Company shall not (subject, in respect of sub-paragraph (iii) above, to the Scheme trustees securing, to the extent required by law and the Scheme rules, any accrued benefits outside the Scheme) be obliged to maintain the Scheme or any other pension scheme for the benefit of the Officer and if the Company does maintain the Scheme or brings into effect another pension scheme it shall be within the discretion of the Company and the trustees of the Scheme or other scheme as to whether or not, and if so upon what terms, the Officer shall be permitted to become a member.

(d) For so long as the Officer shall remain a member of the Scheme he shall be liable to make such contributions thereto and be entitled to such benefits therefrom and be subject to such terms and conditions as are set out in the rules from time to time governing the Scheme.

(e) The Company has elected to contract out of the State Earnings Related Pension Scheme and a contracting-out certificate issued in accordance with the Pension Schemes Act 1993 is in force in respect of the Employment, provided the Officer becomes and remains a member of the Scheme.

10.  Health insurance

The Officer shall become, and for as long as he is employed by the Company, remain a member of the Group's private health insurance scheme particulars of which have been given to the Officer. The benefit of membership shall extend to the spouse and children (in accordance with the terms of the scheme) of the Officer.

11.  Share option schemes

The Company has established share option schemes and, subject to the rules of such schemes, the Officer shall be eligible to participate in these schemes. The Officer hereby agrees and accepts that the grant of any option or other right pursuant to such schemes or the termination or variation of such schemes shall not constitute or give rise to any claim or right of action against the Company under this Contract in respect of such grant, termination or variation.

12.  Absence

(a) In respect of any absence from the Employment due to sickness or injury lasting more than 3 days but less than 8 days the Officer shall send to the Board or to such person as it shall nominate a self certification form, in such form as the Company may reasonably require. In respect of any absence exceeding 7 days, he shall send to the Board or to such person aforesaid a statement of his disability signed by a medical practitioner covering such absence after the seventh day.

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(b)  Subject to the terms of sub-clause 12(c), during any period of absence from work due to sickness or injury, provided the Officer complies with the terms of sub-clause 12(a) above:

(i) the salary payable to the Officer under the terms of this Contract shall be paid at the full basic rate for the first six months of continuous absence (or such greater periods as the Board shall in its absolute discretion determine) and in respect of the following six months continuous absence (or such greater periods as the Board shall in its absolute discretion determine) the Officer shall be paid at half the full basic rate or at such greater rate as the Board shall, in its absolute discretion, determine. Thereafter no salary shall be payable; and

(ii) all benefits enjoyed by the Officer during the Employment shall continue for the aggregate twelve months of continuous absence, but shall thereafter cease .

(c) The provisions of sub-clause 12(b) and the other provisions of this Contract are subject to the following:

(i) the Board shall in its absolute discretion (but acting fairly and reasonably) determine (1) if the Officer has been absent through sickness or injury during any period of twelve months prior to a period of absence to which sub-clause 12(b) relates, whether or not salary shall be paid pursuant to the provisions of sub-clause 12(b) for a number of days equal to the days for which salary was paid during sickness or injury during the relevant twelve months period; (2) if the Officer is absent through sickness or injury for a period of more than twelve months (or such greater period or periods as the Board may determine pursuant to sub-clause (b) above), whether or not any salary shall be paid for any period greater than the initial twelve months absence; and (3) if the Officer is absent through a reason other than sickness or injury, whether or not any salary shall be paid during such absence; and

(ii) if the sickness or injury shall be or appear to be occasioned by actionable negligence of a third party in respect of which damages are or may be recoverable any salary paid to the Officer during his period of absence shall be repayable in the event of, and out of, the receipt of the proceeds of any claim against the third party; the Officer shall immediately notify the Company of the reason for the sickness or injury and of any claim, compromise, settlement or judgment made or awarded in connection with it and shall give to the Company all particulars the Company may reasonably require and shall repay to it that part of any damages or compensation recovered relating to loss of earnings for the period of absence as shall equal the amount of salary paid to the Officer during the period of absence provided that the amount to be refunded shall not exceed the amount of damages or compensation recovered less any costs incurred by the Officer in connection with the recovery of such damages or compensation and shall not exceed the total remuneration paid to the Officer by way of salary in respect of the period of absence.

(d) The foregoing provisions of sub-clauses 12(a) to (c) are without prejudice to the Officer's entitlement to Statutory Sick Pay (SSP) in accordance with the Social Security Contributions and Benefits Act 1992 provided that any payment made under this Contract in respect of a day of sickness will count towards the Officer's SSP payment for that day and any sickness or other benefits obtained by the Officer under

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any social security, national insurance or other legislation from time to time in force or any benefit received by him from any insurance policy effected by the Company for his benefit in the event of incapacity in respect of a day of sickness will count towards the payment to be made under this Contract in respect of that day. Monday to Friday (inclusive) in each week shall be Qualifying Days for the purposes of the said Act.

(e) The Officer shall submit to such medical examinations as may reasonably be required by the Board from time to time by a medical practitioner selected by the Board. The Officer hereby authorises and gives consent to, for the purposes of Section 3 of the Access to Medical Reports Act 1988, the medical practitioner to disclose the results of such examination to the Board and his own medical practitioner to disclose to the Board such relevant medical information as the Board may reasonably require provided that the Officer is given prior notice of such request being made. Copies of any reports made and information provided to the Board by such medical practitioners shall be made available to the Officer. The fees and expenses incurred in the provision of such medical examination and obtaining of such medical information shall be borne by the Company.

13.  Holidays

(a) The Officer shall be entitled, in addition to all statutory and public holidays, to thirty (30) days holidays in each calendar year at such time or times as may from time to time be agreed between the Board and the Officer.

(b) Such holiday entitlement shall be deemed to accrue from day to day and may not be carried over from one calendar year to the next unless the Board shall, in its absolute discretion, otherwise determine. The Officer shall not be entitled to receive holiday pay in respect of any holidays accrued but not taken by him save on the termination of the Employment (other than termination pursuant to Clause 19) when he shall be entitled to receive holiday pay in respect of holidays accrued in the calendar year in which the Employment terminates but not taken at the date of such termination.

14.  Other interests

(a) The Officer shall disclose to the Board any interest of his own (or that of his spouse or of any child of him or his spouse under eighteen years of age in so far as he is able to do so) (1) in any trade, business or occupation whatsoever which is in any way similar to any of those in which the Group or any member thereof is involved and (2) in any trade or business carried on by any supplier or customer of the Group or any member thereof whether or not such trade, business or occupation may be conducted for profit or gain.

(b) During the Employment the Officer shall not at any time, without the prior consent of the Board, either solely or jointly or in partnership or association with or as director, manager, consultant, agent, employee, servant or representative of or for any other person, firm, company or other undertaking directly or indirectly carry on or be engaged or concerned or interested in any business other than the business or businesses carried on within the Group or be engaged or concerned or interested in

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any way in any company, firm or other undertaking provided that nothing contained in this Clause shall preclude the Officer from holding any shares, securities, or loan capital (not exceeding three per centum of the shares or loan capital of the class concerned for the time being issued) in any company whose shares are listed or dealt in on a recognised Stock Exchange (provided always that if such company is a direct business competitor of the Group or any member thereof the Officer shall obtain the prior consent of the Board to the acquisition or variation of such holding).

15.  Confidentiality

During the Employment and after the termination thereof (howsoever arising) the Officer shall not, except in the performance of his duties hereunder or unless ordered to do so by a court of competent jurisdiction, use for his own or another's advantage or divulge to any person, firm, company or organisation and shall use his best endeavours to prevent the publication or disclosure of any information which the Officer knows or ought reasonably to have known to be of a confidential nature concerning the business, transactions, secrets or affairs of the Group or any member thereof or any of its or their customers.

16.  Intellectual property rights

(a) For the purpose of the interpretation of this Clause 16 the following expressions shall have the following meanings:

Intellectual Property Materials shall mean inventions, discoveries, processes, copyright works, designs, semi-conductor chip topography, drawings, computer programs and codes, engineering and other forms of data, feasibility studies, specifications, plans and all other technical and other information, texts, records, operating and testing procedures, instruction manuals, bills of materials, formulae, tables of operating conditions and management, administrative and financial materials and systems, in respect of which, in all cases, Intellectual Property Rights subsist (or are capable of subsisting subject to the making of the appropriate application or registration) and all other similar or analogous items;

Intellectual Property Rights shall mean patents, applications for patents, trade marks or trading names (whether or not registered), know-how, United Kingdom and foreign designs (registered or unregistered and including applications for registered designs), copyrights (including rights in computer software), topography rights and other rights in semi-conductor chips, moral rights and all rights having equivalent or similar effect wheresoever situated.

(b) All Intellectual Property Materials made, created, discovered, conceived, written, designed or originated by the Officer, whether alone or in conjunction with any other person, in the course of the Employment and in connection with or in any way affecting or relating to the business of the Company or any other undertaking within the Group or in any way, directly or indirectly, capable of being used or modified for use therein or in connection therewith shall be disclosed forthwith to the Company (together, where relevant, with all information and data in his possession as to the exact mode of working, producing and using the same) and such Intellectual Property Materials, and all Intellectual Property Rights relative thereto, upon their

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creation, discovery, conception, drafting, design or origination belong to and vest in the Company absolutely and beneficially together with all rights to apply for the Intellectual Property Rights where necessary.

(c) The Officer shall if and when required to do so by the Company at the Company's expense do all things necessary to vest all such Intellectual Property Rights absolutely in the Company or its nominees as legal and beneficial owner and to secure, preserve and enforce all appropriate forms of protection therefor in any part of the world. For the purpose of this sub-clause 16(c) the Officer hereby irrevocably appoints the Company or its nominee to be his attorney to execute and do in his name, or in the name of the Company all documents, acts or things as the Officer has agreed to execute and do.

17.  Grievances and discipline

(a) If the Officer wishes to obtain redress of any grievance relating to his employment he should apply in writing to the Chairman of the Board setting out the nature and details of any such grievance. If the matter is not then resolved the Officer shall present his grievance to the full Board in writing who will grant the Officer the opportunity of a hearing within a reasonable time. The decision of the Board on such grievance shall be final and binding on the Officer and the Company. Likewise, if the Board, Chairman or Chief Executive shall be dissatisfied with the conduct of the Officer and such conduct is not such as to entitle the Company to apply the provisions of Clause 19 hereof, written details of such dissatisfaction shall be given to the Officer and the provisions of this clause shall apply mutatis mutandis.

(b) The Officer shall be notified by the Board of any disciplinary rules and code of conduct of the Company applicable to the Officer.

18. Share dealings

During the Employment and for so long as the ordinary shares, or any of them, in the capital of the Company are listed on the Official List of the London Stock Exchange, the Officer shall (and shall procure, so far as he is able to do so, that any person with whom he is connected, as that term is defined in Section 346 of the Companies Act 1985) comply with the rules adopted by the Company governing dealings by directors in the shares of the Company.

19.  Termination and suspension

(a) Notwithstanding the provisions of Clause 3 hereof the Company shall be entitled, but not bound, to terminate with immediate effect, or on the expiry of such period of notice as the Company may consider appropriate, the Employment by giving to the Officer notice in writing to that effect at any time after the happening of any one or more of the following events, namely:

(i) if the Officer commits any serious breach of this Contract, or (through his own fault, and having received notification from the Board requiring the same to be remedied) commits a persistent breach of this contract, whether serious or not;

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(ii)    if he resigns as a director of any Subsidiary or of any Subsidiary
Undertaking without the consent of the Board (which consent shall not be unreasonably withheld);

(iii) if he becomes prohibited by law from being a director of a company or if he is convicted of any criminal offence; or

(iv) if he becomes insolvent or bankrupt or compounds with or grants a trust deed for the benefit of his creditors;

(v) if he is prevented by reason of sickness or injury or (in the opinion of the Board acting fairly and reasonably) some other reason beyond his control from attending to his duties for such period or aggregate periods as the Board determines to be appropriate;

(vi)    if he becomes of unsound mind;

(vii) if he commits any gross default or misconduct or if his behaviour is such as may reasonably be regarded as materially prejudicial to the interests of the Group or any member thereof; or

(viii) if (through his own fault, and having received notification from the Board requiring the same to be remedied) he fails to perform his duties to the standard considered by the Board to be required;

provided that where it is intended by the Company to take action under paragraphs (v) - (viii) above, the Company shall first notify details of the circumstances in writing to the Officer and the Officer shall be afforded an opportunity (upon reasonable notice, having regard to the circumstances) to make any representation to the Board. The decision of the Board in relation to all such matters shall be final and binding on the Officer and the Company.

(b) If the Officer resigns as a director of the Company, the Company shall, in its absolute discretion, either:

(i) deem the Officer to have given notice of termination of the Employment in accordance with Clause 3(a) hereof as at the date of his resignation as a director (the Officer hereby agreeing to serve the Company as a senior executive rather than Finance Director during his notice period) and the Employment shall terminate twelve months after that date; or

(ii) agree that the Employment should continue, which agreement may be subject to such terms and conditions as the Company may determine (the Officer hereby agreeing to serve the Company as a senior executive rather than Finance Director during the continuance of the contract); or

(iii) terminate this Contract with immediate effect without compensation for loss of office or otherwise.

(c) In the event of the Employment being terminated in accordance with Clause 19(a) or 19(b) above, such termination shall not constitute breach of this Contract and,

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for the avoidance of doubt, such termination shall be without prejudice to the continuing obligations of the Officer under this Contract.

(d) The Board shall be entitled at any time to require the Officer not to attend at any place of work or otherwise suspend the Officer from the performance of his duties under this Contract whether in respect of the Company or any other member of the Group including at any time when notice of termination (1) has been given by either the Company or the Officer in terms of Clause 3(a) hereof or (2) is deemed to have been given by the Officer in terms of Clause 19(b) hereof.

20.  Events upon termination

(a) Upon the termination of the Employment in terms of Clause 3, Clause 19 or otherwise, the Officer shall (1) deliver forthwith to the Company all Intellectual Property Materials and all other materials and property including letters, documents, files, films, records, reports, plans and papers and all copies thereof used in or relating to the business of any member of the Group as are in the possession of or under the control of the Officer and (2) return forthwith to the Company any motor car provided by the Company to the Officer in terms of Clause 8 above together with all keys thereto and all documentation relevant thereto.

(b) Upon the termination of the Employment in terms of Clause 3, Clause 19 or otherwise or if the Officer shall cease for any reason to be a director of the Company the Officer shall upon the request of the Board at any time or from time to time thereafter tender his written resignation without claim for compensation from office as a director of the Company and all offices held by him in the Group or otherwise by virtue of his employment under this Contract and should he fail to do so the Company is hereby irrevocably authorised to appoint some person in his name and on his behalf to sign any documents or do all things necessary or requisite to give effect thereto.

21.  Restrictions after termination

(a) In this Clause 21 the following expressions shall have the following meanings:

Confidential Information shall mean trade secrets and confidential information which are for the time being confidential to the Company or any other member of the Group;

Prohibited Area means Scotland, England, Wales, Northern Ireland and the Isle of Man;

Relevant Group Member means any member of the Group (excluding the Company but including any predecessor of a member of the Group) in respect of whose business the Officer has been directly concerned pursuant to the provisions of this Contract at any time during the period of 2 years prior to the Termination Date;

Restricted Period means the period of 12 months commencing with the Termination Date;

Termination Date means the date on which the Employment shall terminate.

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(b)  Since the Officer is likely to obtain in the course of his duties under this Contract Confidential Information and personal knowledge of and influence over suppliers, customers and employees of members of the Group the Officer hereby agrees with the Company that in addition to the other terms of this Contract and without prejudice to other restrictions imposed upon him by law, he will be bound by the covenants contained in sub-clauses 21(c) to 21(j).

(c) The Officer hereby undertakes that he will not, unless with the prior written consent of the Company, during the Restricted Period and within the Prohibited Area on his own behalf or for any other person, firm, company or other undertaking (whether as employee, consultant adviser, director, agent or otherwise) directly or indirectly be engaged in or concerned with any trade or business which competes with any trade or business carried on at the Termination Date by the Company or any other Relevant Group Member :

(i) where such trade or business is conducted by either a holder of a Composite Licence or a Generation Licence or a Transmission Licence or a Public Electricity Supply Licence or a Private Electricity ("Second Tier") Supply Licence granted under the Electricity Act 1989); or

(ii) where such trade or business involves any other activity conducted by the Company or any Relevant Group Member,

and in which trade or business the Officer has been involved in or concerned with as part of the Employment.

provided that the provisions of this sub-clause 21(c) shall not restrict the Officer (including his spouse and children of him or his spouse under eighteen years of age) from holding or acquiring by way of bona fide investment only investments whether or not listed or quoted representing not more than three per cent of the issued investments of any class of any one company and shall not restrict any activity the performance of which could not involve the Officer in such competition.

(d) The Officer hereby undertakes that he will not during the Restricted Period and within the Prohibited Area directly or indirectly canvass, deal, solicit or interfere with or endeavour to canvass, deal, solicit or interfere with, either on his own behalf or for any other person, firm, company or other undertaking in competition with the Company or any Relevant Group Member the custom of any person, firm, company or other undertaking who at any time during the last twenty-four (24) months of his service with the Company was a customer of, or in the habit of dealing with, the Company or (as the case may be) any Relevant Group Member and with whom the Officer shall have been personally concerned or have had personal knowledge as part of the Employment so as to harm the goodwill of the Company or any Relevant Group Member or so as to compete with the Company or any Relevant Group Member.

(e) The Officer hereby undertakes that he will not during the Restricted Period and within the Prohibited Area either on his own behalf or for any other person, firm, company or other undertaking directly or indirectly solicit or entice or endeavour to solicit or entice away from the Company or any Relevant Group Member any person

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who is to his knowledge a senior employee, director, officer, agent, consultant or associate of such company at the Termination Date and at any time within a period of six months prior to that date and with whom the Officer has worked or with whom he has had personal contact as part of the Employment.

(f) The Officer hereby undertakes that he shall not following the Termination Date represent himself as being in any way connected with the business of the Company or that of any Relevant Group Member (except to the extent agreed by the Company or, as the case may be, such Relevant Group Member).

(g) The Officer agrees that each of the provisions contained in sub-clauses 21(c) to 21(f) constitute an entirely separate and independent covenant on his part and the validity of one sub-clause shall not be affected by the validity or unenforceability of another.

(h) The Officer agrees that he will at the request and cost of the Company enter into a direct agreement or undertaking with any Relevant Group Member whereby he will accept restrictions and provisions corresponding to the restrictions and provisions above (or such of them as may be reasonable and appropriate in the circumstances) in relation to such activities and such areas and for such a period as such Relevant Group Member may reasonably require for the protection of its legitimate interests.

(i) While the restrictions imposed in this Clause 21 are considered by the parties to be reasonable in all the circumstances it is agreed that if any one or more of such restrictions shall either taken by itself or themselves together be adjudged by a court of competent jurisdiction to go beyond what is enforceable in all the circumstances for the protection of the Company's or any Relevant Group Member's legitimate interest but would be so judged enforceable if any particular restriction or restrictions were deleted or if any part or part of the wording thereof were deleted, then the said restrictions shall apply with such deletions.

(j) The Officer agrees that having regard to the facts and matters set out above the restrictive covenants contained in this Clause 21 are not only reasonable but are also necessary for the protection of the business and Confidential Information of the Company and Relevant Group Members and he further agrees that having regard to those circumstances those covenants do not work harshly upon him.

22.  Enforceability

In the event of any Clause or part thereof contained in this Contract being declared invalid or unenforceable by any court of competent jurisdiction all other Clauses or parts thereof shall remain in full force and effect and shall not be affected thereby.

23.  Reconstructions and amalgamations

If the Company shall undergo any process of reconstruction or amalgamation (whether or not involving the liquidation of the Company) and the Officer shall be offered employment by the successor or proposed successor to the Company or any other member of the Group on terms no less favourable overall to those under this Contract whether as to duties, responsibilities, remuneration or otherwise and the

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Officer does not accept such offer within one month, then the Company may terminate this Contract forthwith and, in such event, the Officer shall have no claim for compensation against the Company in respect of such termination (save as provided under the provisions of the Employment Rights Act 1996).

24.  Notices

Any notice hereunder shall be given by either party to the other by personal delivery or by recorded delivery first class mail at, in the case of the Company, its registered office for the time being and, in the case of the Officer, his address last known to the Company. Any such notice shall in the case of personal delivery be deemed to have been served at the time of delivery and in the case of posting at the expiration of 48 hours after it has been placed in the post and in proving such service by post it shall be sufficient to prove that the envelope containing the same was properly addressed and mailed as a pre-paid recorded delivery first class letter.

25.  Assignation

This Contract shall not be assignable by the Company or the Officer.

26.  Entire agreement

This Contract takes effect in substitution for all previous agreements and arrangements (whether written, oral or implied) between the Company and the Officer relating to his employment. Any such previous agreements shall be deemed to have been terminated by mutual consent and without liability to either party as from the date of commencement of the Employment. The preceding provisions of this Clause shall not apply in respect of any retirement benefits as may have been provided to or for the Officer and/or his dependants, all of which shall be reserved to him and/or them.

27.  Continuing effect

The expiration or determination of the Employment, howsoever arising, shall not operate to affect such of the provisions of the Contract as in accordance with their terms are expressed to operate or have effect thereafter.

28.  Waiver

No waiver of any terms or conditions of this Contract shall be effective unless made in writing and signed by the party against which enforcement of the waiver is sought. A waiver of any breach of any terms or conditions of this Contract shall not be construed as a waiver of any subsequent breach of condition whether of the same or different nature.

29.  Governing law

This Contract shall be interpreted and receive effect in accordance with the law of Scotland.

In witness whereof these presents consisting of this and the preceding sixteen pages are executed as follows:

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SUBSCRIBED for and on behalf of          )
SCOTTISH POWER plc                       )
at 1 Atlantic Quay, Glasgow              )
on the _____ day of _____                )
Two Thousand by                          )
                              and        )    ..............................
                                         )    ..............................
being respectively a Director and the    )
Secretary duly authorised to             )
subscribe this document on behalf of     )
SCOTTISH POWER plc                       )


SIGNED by the said                       )
DAVID NISH                               )
at _____ _____ _____                     )
on the _____ day of _____                )
Two Thousand in the presence of          )

Witness ..............................

Address ..............................

        ..............................

        ..............................

Occupation .......................

Witness ..........................

Address ..........................

        ..........................

        ..........................

Occupation.......................